ASSIGNMENT

     ASSIGNMENT made effective as of January 31, 2001, by Mark Gifford to Concentrax, Inc. I, Mark Gifford, have invented a vehicle and equipment tracking device called the SELF MONITORING VEHICLE ALERT AND TRACKING STSYEM, an invention for which an application for United States Patent was executed. A disclosure document for this invention was submitted to the Honorable Commissioner of Patents and Trademarks on June 2, 1998; WHEREAS, actual reduction to practice of the invention covered by the application has not occurred; and

     WHEREAS, American Tracking Systems, Inc., the company that was initially formed to exploit that invention, was voluntarily dissolved on December 9, 2000, and as a result of such dissolution, each of nine shareholders and investors were granted an undivided interest in and to the business products, inventions, and other assets of such corporation;

     WHEREAS, On January 31, 2001, Concentrax, Inc. acquired all of the business, business assets, and the "Track-Down" concept, invention and patent application pending pursuant to a certain 351 Contribution Agreement that was made by and among the previous owners (shareholders and investors) of American Tracking Service, Inc. and Concentrax, Inc.(then called Miami Dade Ventures, Inc.), which became effective on January 31, 2001;

     WHEREAS, according to that 351 Contribution Agreement, the previous owners of American Tracking Service, Inc., including Mr. Gifford, transfered, sold, conveyed, assigned and quitclaimed all rights, title and interest in the former business of American Tracking Services, Inc., including the "patent pending and the invention as described in the patent application, together with all potential modifications and/or improvements to the invention, including designs, concepts and work-in process" in exchange for Common Stock in Concentrax, Inc.;

     WHEREAS, the patent application was filed individually by me, and the purpose of this assignment is to formalize my full assignment of rights, title and interest in the patent pending and the invention as described in the patent application , together with all potential modifications and/or improvements to the invention, including designs, concepts and work-in process, to Concentrax, Inc.

     NOW THEREFRE, INTENDING TO BE LEGALLY BOUND, in consideration of the issuance to me of 1,750,000 shares of Common Stock of Concentrax, Inc., receipt by me is hereby acknowledged, and for other good and valuable consideration, I do hereby transfer, sell, convey, assign and quitclaim an of my rights, title and interest in the of the patent pending and the invention as described in the patent application , together with all potential modifications and/or improvements to the invention, including designs, concepts and work-in process.


                                                      By:     /s / Mark Gifford
                                                              -----------------
Date:  May 17, 2001                                           Mark Gifford